AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered as of March 3, 2023 (the “Effective Date”), by and between Dan Hollenbach (the “Executive”) BGSF, Inc., a Delaware corporation and BG Staff Services, Inc., a Texas corporation (collectively the “Company”), (collectively, the “Parties” or singularly, a “Party”). This Agreement amends certain sections and supersedes such sections of that certain Executive Employment Agreement by and between the Company and the Executive dated February 6, 2019 (the “Prior Agreement”).

WITNESSETH:

WHEREAS, the Company is a wholly owned subsidiary of BGSF, Inc., a Delaware corporation (“BGSF”), which is publicly traded and taxable as a “C” corporation;

WHEREAS, the Executive has announced his retirement intentions;

WHEREAS, the Company has determined it is in its best interest to hire a successor Chief Financial Officer and Secretary, and

WHEREAS, the Company desires to continue the employment of the Executive and Executive desires to continue to be employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto mutually agree to amend the following sections as follows:

1.    TERM. Executive’s employment shall continue through April 30, 2024 (the “Term Date”), unless extended by mutual agreement of both parties, or terminated pursuant to Section 4. The period of Executive’s employment under this Amendment, may also be referred to as the “Employment Period”.

2.    DUTIES. Until the commencement date of the successor Chief Financial Officer and Secretary, Executive shall remain employed as the Chief Financial Officer and Secretary of the Company, with the authority, duties and responsibilities assigned to Executive by the Company’s Board of Directors (the “Board”) to whom he shall report. Upon the commencement date of the successor Chief Financial Officer and Secretary, Executive shall remain employed as a Senior Advisor with the authority, duties and responsibilities assigned to Executive by the Company’s Chair, President and Chief Executive Officer (“CEO”) to whom he shall report. Executive shall devote all of his working time and efforts exclusively to the performance of his duties under this Agreement and shall not be employed or otherwise be engaged in any other business activity that would conflict or interfere with the performance of Executive’s duties without the prior written approval of the Board. Notwithstanding the foregoing, Executive will be permitted to (a) act or serve as a director of one publicly traded company so long as such activities are disclosed in writing to the Board, provided that such service does not interfere with the performance of Executive’s duties and responsibilities to the Company; (b) with the prior written consent of the Board (which consent will not be unreasonably withheld, conditioned or delayed) act or serve as a director, trustee, or committee member of any type of civic or charitable organization as long as such activities are disclosed in writing to the Board and, provided that the activities described above do not interfere with the performance of Executive’s duties and responsibilities to the Company; and (c) purchase or own less than 5% of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, the corporation. Executive shall perform his duties during customary business hours. If elected, Executive agrees to serve on the Board and on the board of any affiliates without additional compensation. Executive further agrees to serve as an officer of any affiliates without additional compensation.

3.    COMPENSATION AND BENEFITS.

3.1 Base Salary. The Company shall pay Executive an annualized gross salary of $339,200 (the “Base Salary”) which shall be payable in accordance with the standard payroll practices of the Company (subject to such withholdings and other customary deductions as may be required by law) for his services pursuant to this Agreement. The Base Salary may be raised but may not be less than $339,200 annualized.

3.2 Annual Bonus. Executive shall be eligible to receive a bonus for 2023 substantially consistent with his current bonus plan (the “Bonus”), as adjusted, which shall be paid pursuant to Executive’s Variable Pay Plan and subject to the Variable Pay – Terms & Conditions (collectively the “VPP”), the amount of which will be determined in accordance with the VPP based on the Company’s Adjusted EBITDA, as reported in BGSF’s financial statements for the applicable fiscal period (“EBITDA”). The Bonus (if and to the extent earned) will be paid according to the terms of the VPP, unless the provisions of Section 4 apply upon Executive’s termination. Employer will have the discretion to provide additional incentives to Executive as Employer deems appropriate.

The bonus (if and to the extent earned) will be paid pursuant to the terms of the VPP. Except as provided for elsewhere in this Agreement, Executive must be employed by the Company on the last day of the applicable fiscal period for which the bonus is calculated in order to be entitled to payment of the bonus for that period. The Board will have the discretion to increase the percentage of Base Salary paid as a bonus and may provide additional incentives to Executive as the Board deems appropriate.

3.3 Acquisition Bonus. If an Acquisition (as defined herein) occurs during the Employment Period, and Executive was Involved in the Acquisition, Executive shall receive a bonus equal to 1% of any acquired company’s adjusted EBITDA, as determined by the Board in consultation with the Executive, for the first complete twelve months following the Acquisition’s closing date (the “Acquisition Bonus”). “Involved in the Acquisition” means any activity in which the Executive significantly participates (as determined by the CEO and the Board) related to any Acquisition activity begun before the commencement date of the successor Chief Financial Officer and Secretary. The Acquisition Bonus shall be paid quarterly (subject to such withholdings and other customary deductions as may be required by law) no later than 10 days following the completion of the review of the Company’s quarterly financial statements. The Acquisition Bonus shall be paid through fiscal March 2024. For purposes of this Agreement,

“Acquisition” means a transaction in which the Company acquires a majority of the equity interests, or all or substantially all of the assets, of an unrelated third party, as determined by the Board in consultation with the Executive.

3.4 Stock Options and Restricted Stock. During the Employment Term, Executive may be considered, no less than annually, for an award of options to purchase BGSF common stock (“stock options”) and/or restricted stock (“RS”) by the Board and its Compensation Committee in accordance with the 2013 Long-Term Incentive Plan, as amended (the “2013 Plan”), along with terms and conditions as may be set forth in any applicable award agreement. Such award of stock options or RS, if any, shall be determined by the Board, in consultation with the Executive, consistent with the 2013 Plan. If awarded, Executive agrees that any award of such stock options or RS shall be subject to the terms of the 2013 Plan and his execution of any applicable award agreement as provided by BGSF, along with his execution of any other required documents evidencing such an award, as may be required of other executives at his level of authority.

3.5 Benefits. Executive shall participate in the Company’s various health care, retirement and insurance benefit plans and programs that the Company provides to its other employees whose responsibilities and duties are comparable to those of Executive, in each case subject to the terms and conditions of such plans and programs. The Company may modify or terminate such benefit programs at any time in its sole discretion.

3.6 Short-term Disability. Executive shall be entitled to Short-term disability comparable to the program that the Company provides to its other employees, should he become temporarily disabled, meaning that he is not able to work for a short period of time due to sickness or injury (excluding on-the-job injuries which are covered by workers compensation insurance).
3.7 Paid Time Off (“PTO”). Executive shall be entitled to such paid holidays and other days leave as may be designated by the Company. In addition, Executive shall be entitled to unlimited PTO, provided, however, unless approved in advance, no more than two (2) weeks of PTO may be taken consecutively.

3.8 Professional Fees. Subject to Section 10 below, the Company shall reimburse Executive for annual membership dues related to Executive’s membership in organizations that the Board may approve.

3.9 Expenses. Subject to such policies (including the Executive Team Supplemental Policy) as may from time to time be established by the Company for and Section 10 below, the Company shall reimburse Executive for reasonable expenses actually incurred or paid by Executive in the performance of Executive’s duties under this Agreement, upon the timely presentation of expense statements or vouchers or such other supporting documentation as the Company may require.

4.    TERMINATION.

4.1 Early Termination. Executive’s employment shall continue pursuant to Section 1 above unless earlier terminated by: (a) Executive’s death; (b) Executive without Good

Reason, (c) Executive for Good Reason; or (d) the Company with Cause, provided that, except for (a), the Company or Executive, as applicable, shall provide the other party with at least thirty (30) days written notice prior to the effective date of the termination.

4.2 Death. Executive’s employment will terminate automatically upon his Death.

4.3 Incapacity. The provisions of Section 4.3 of are deleted.

4.3 Expiration of Employment Period. Executive’s employment will terminate automatically upon the expiration of the Employment Period.

4.4 Definition of Cause. For purposes of this Agreement, “Cause” for termination by the Company shall be deemed to exist if: (a) Executive has been convicted of, or plead guilty, no contest or deferred adjudication to, a felony; (b) the Board determines that Executive has engaged in acts of dishonesty or fraud involving the Company; (c) Executive materially breaches this Agreement; (d) Executive has engaged in illegal conduct or intentional misconduct, in either case, that is materially and demonstrably injurious to Company; (e) Executive materially violates written policies of the Company; or (f) Executive refuses or fails to perform the duties reasonably assigned to his by the Board or CEO, respectively, in accordance with this Agreement (other than by reason of Death); provided, however, with respect to Section 4.4 (c), (e) and (f), that Executive is given written notice by the Board of the specific nature of the failure to perform, breach of agreement or violation of written policies, as applicable, and Executive does not correct such failure, breach or violation within thirty (30) days after Executive’s receipt of such notice.

4.5 Definition of Good Reason. For purposes of this Agreement, “Good Reason” for Executive’s termination of this Agreement shall mean (a) any reduction in Executive’s Base Salary, as such amount may be increased from time to time; (b) a material diminution in Executive’s authority, duties or responsibilities as set forth under this Agreement (which shall include, without limitation and for avoidance of doubt, a change in the reporting of the Executive from the Board or CEO to any other person); (c) any action or inaction by the Company that constitutes a material breach by the Company of this Agreement, or (d) a Change of Control. In order for Executive’s termination to qualify as a termination for “Good Reason”, except for (d), Executive must provide written notice to the Company of the existence of the condition(s) giving rise to “Good Reason” within thirty (30) days of the initial existence of the condition(s) is known to Executive, upon the notice of which the Company shall have thirty (30) days to cure the condition(s). If such condition(s) are not cured by the Company within such thirty (30) day period, Executive must actually terminate his employment within thirty (30) days following the expiration of such thirty (30) day cure period.

4.6 Company’s Obligations upon Executive’s Termination - General. Upon Executive’s termination for any reason, the Company will (a) pay Executive his Accrued Compensation (defined below) and (b) shall timely pay Executive any amounts and provide him any benefits that are required, or to which Executive is then entitled, under any plan, contract or arrangement of the Company (together, the “Other Benefits”) in accordance with the terms of such plan, contract or arrangement. For purposes of this Section 4.6, “Accrued Compensation” means (1) Executive’s accrued but unpaid Base Salary up to and including the date of termination, (2) the amount of any expense reimbursements and other cash entitlements through the date of termination (including, without limitation, reimbursements due under Sections 3.8 or 3.9), and (3) the amount of any earned, but unpaid, Acquisition Bonus that would otherwise be due under Section 3.3.; provided, however, that if Executive’s employment with the Company terminates due to (i) Executive’s death or (ii) expiration of the Employment Period, then “Accrued Compensation” shall also include the following amounts: (4) any unpaid Bonus for the relevant period of fiscal 2023, calculated assuming that the Company will meet its budgeted adjusted EBITDA based on year-to-date performance for such year’s calculated in accordance with the Company’s normal accrual practice, and (5) any unpaid Acquisition Bonus that would otherwise be due under Section 3.3. The amounts in (1) and (2) shall be paid within six days following Executive’s termination date (or earlier to the extent required by applicable law). The amounts in (3), (4) and (5) shall be paid within ten days following the completion of the review of the Company’s applicable quarterly or annual financial statements, unless agreed to pay earlier by the Board. Additionally, if Executive’s employment with the Company terminates due any reason other than cause, or the expiration of the Employment Period, Executive will become 100% vested in any awards outstanding under the 2013 Plan or similar plan.

4.7 Termination without Cause or for Good Reason (including a Change of Control). In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (including a Change of Control), subject to Executive’s compliance with post-employment termination obligations including, without limitation, as provided in the Covenant Agreement referred to in Section 5 below and subject to applicable withholdings, Executive (or Executive’s legal representative), shall receive in addition to his Accrued Compensation and Other Benefits as outlined in Section 4.6, a severance amount equal to any remaining Base Salary and Bonus(es) which would have been due through the Term Date (but without duplication for any Bonus or prorated Bonus paid to Executive pursuant to Section 3.2), payable in installments as provided in this Section 4.7. The Company shall also pay Executive an additional amount equal to the monthly COBRA premiums for Executive and his dependents, grossed-up for federal income taxes, through such Term Date. The Base Salary and COBRA premium components of the severance shall be paid in substantially equivalent installments in the same manner and at the same intervals as Executive was being paid immediately prior to termination, and the Bonus component of the severance shall be paid at the same time that Executive would have received such Bonus(es) if Executive had continued in employment with the Company. Executive’s rights under this Section 4.7 shall be contingent upon Executive executing and not revoking a separation and release agreement (the “Release”) in form and substance substantially similar to the Separation Agreement and General Release of Claims attached hereto as Exhibit A, and Executive’s return of Company property within the time period specified in the in the Separation Agreement and General Release of Claims; provided, however, that if such period begins in one calendar year and ends in a second calendar year, such payments shall commence in the second calendar year no later than ten business days following the last day of such period, and the installment payment made in the second calendar year shall include the installment(s) that would otherwise have been paid during the earlier calendar year. For avoidance of doubt, In the event that Executive’s employment is terminated by the Company without Cause, a change of Control, or by Executive for Good Reason, Executive will also become 100% vested in any awards outstanding under the 2013 Plan or similar plan.

4.8 Change of Control

For purposes of this Agreement, “Change in Control” means the occurrence of any of the following after the Effective Date that also constitutes a change in control under Treasury Regulation Section 1.409A-3:

(a) one person (or more than one person acting as a group) acquires ownership of stock of BGSF or the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of BGSF or the Company (as applicable); provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of BGSF’s or the Company’s stock, as applicable, and acquires additional stock;

(b) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of BGSF’s or the Company’s stock possessing 30% or more of the total voting power of the stock of BGSF or the Company, as applicable;

(c) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election;

(d) completion of a consolidation, merger, or sale, lease, exchange, or other transfer of substantially all of the assets of BGSF or the Company; or

(e) approval by the stockholders of BGSF or the Company of a liquidation or dissolution of BGSF or the Company.

4.9 Golden Parachute Payments.

(a) Anything in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a change in control (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the, “Code”)) or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as, the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 4.9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (a) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (b) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 4.9 shall be made in a manner determined by the Tax Counsel (defined below) in a manner that is consistent with the requirements of Sections 280G and 409A of the Code and that leaves Executive’s in the best after-tax position.

(b) All calculations and determinations under this Section 4.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company and approved by Executive (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel, and each other, with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 4.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

4.10 Resignation of Offices. Upon Executive’s termination for any reason other than Executive’s death, Executive shall be deemed to resign from all offices of the Company (including, but not limited to, Chief Financial Officer and Secretary (if then applicable)) and of all subsidiaries, affiliates, and related entities of the Company and Executive agrees to sign all documents necessary to effect such resignations at such time(s) as the Company shall request.

5.    REQUIRED RESTRICTIVE COVENANT AGREEMENT. Executive hereby reaffirms his continuing obligations under that certain Non-Disclosure of Confidential Information, Non-Solicitation, Non-Interference and Non-Competition Agreement dated as of February 6, 2019 (the “Covenant Agreement”) and acknowledges that the Covenant Agreement shall remain in full force and effect in accordance with its terms.

6.    ENTIRE AGREEMENT. This Agreement (with its Exhibits) and the Covenant Agreement constitute the entire understanding between the Parties relating to the subject matter hereof and supersedes and replaces all prior agreements or understandings relating to the subject matter hereof, including, without limitation, the Prior Agreement, and there are no covenants, conditions, representatives, or agreements, oral or written, or any nature whatsoever, other than those herein contained.

7.    MODIFICATIONS. This Agreement may be amended, modified, cancelled or superseded only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. Except as otherwise provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.    SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

9.    ASSIGNMENT. Executive shall not assign, transfer or convey this Agreement, or in any way encumber the compensation or other benefits payable to him hereunder, except with the prior written consent of the Company. The Company may assign this Agreement and its rights hereunder in whole, but not in part, to any entity with or into which it may transfer all or substantially all of its assets (and, in such event, the term “Company” as used herein shall mean and refer to such successor-in-interest).

10.    CODE SECTION 409A.

10.1 To the extent that any payments to be made to Executive upon a termination of employment are subject to Section 409A of the Code, a termination of employment with the Company shall not have occurred unless and until Executive has incurred a “separation from service” as defined under Section 409A of the Code and applicable regulations. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

10.2 Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (a) six (6) months and one (1) day after Executive’s separation from service, or (b) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

10.3 All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10.4 The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party. This Section 10 shall apply only to the extent required to avoid Executive’s incurrence of any tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.

10.5 Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.

11.    CLAW BACK. All incentive-based compensation, payments and benefits provided to Executive under this Agreement (e.g., the annual bonus described in Section 3.2), as determined by the Company, shall be subject to claw back by the Company or BGSF (i.e., repayment by Executive to the Company or BGSF, as applicable), less the amount of any withholdings or other deductions previously withheld on such compensation, (a) to the extent required by applicable law, or (b) in the event Executive’s misconduct pertaining to any financial reporting requirement under the federal securities laws results in the Company, BGSF or related entity or being required to prepare and file an accounting restatement or similar with the federal Securities and Exchange Commission or a similar agency; provided, however, that no offset of any amounts owed under this Agreement or otherwise to Executive shall be permissible by the Company under this Section 11 to the extent that Executive would incur a violation of Section 409A of the Code as a result of any such offset, as determined solely by the Company.

12.    NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by facsimile, overnight delivery, or registered mail, return receipt requested, to the Parties at the addresses set forth below, or to such changed address as either Party may subsequently give notice of.

If to Executive:
Dan Hollenbach
[ ]
[ ]

If to the Company:
BG Staff Services Inc. Board of Directors
C/o Chief Executive Officer
5850 Granite Parkway, Suite 730
Plano, TX 75024

Notices delivered personally or by overnight delivery shall be effective upon delivery or delivery refused. Notices properly addressed and delivered by mail, return receipt requested, shall be effective upon deposit with the United States Postal Service. Notices sent by facsimile should be prominently marked “URGENT — DELIVER IMMEDIATELY” or with similar language bringing attention to the importance of the transmission.

13.    BINDING EFFECT. Except as otherwise provided in this Agreement, this Agreement shall be binding on the Parties hereto and on their respective heirs, administrators, executors, permitted successors and permitted assigns.

14.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.

15.    GOVERNING LAW. This Agreement is being executed in the State of Texas and shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

16.    CONTINUING OBLIGATIONS. The Golden Parachute provisions of Section 4.9, the Covenant Agreement referenced in Section 5 of this Agreement, the 409A provisions of Section 10 and the Claw back provisions in Section 11 shall survive termination of Executive’s employment for any reason (with or without Cause or Good Reason). Unless otherwise specifically provided in this Agreement, no rights or obligations of either Party shall continue after the termination of this Agreement.

17.    OPPORTUNITY TO CONSULT WITH COUNSEL. Executive has been given ample time to consult with an attorney of his choice with respect to the terms of this Agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
EXECUTIVE:

/s/ Dan Hollenbach
Dan Hollenbach
Date: March 3,2023

COMPANY

By: /s/ Rich Baum
Richard L. Baum, Jr.
Chair, Compensation Committee

Date: March 3,2023

By: /s/ Beth Garvey
Beth Garvey
Chair, President and CEO
Date: March 3,2023

EXECUTIVE EMPLOYMENT AGREEMENT

Exhibit A — Separation Agreement and General Release of Claims
(the “General Release”)

For and in consideration of benefits described in the Amended Executive Employment Agreement dated effective March 3, 2023 (the “Employment Agreement”) by and between B G Staff Services Inc., a Texas corporation (the “Company”), and Dan Hollenbach (“Executive”) and for other good and valuable consideration, Executive hereby releases, to the maximum extent permitted by applicable law, the Company and its parent company, BG Staffing, Inc., and their respective divisions, affiliates, subsidiaries, parents, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of or related to Executive’s employment with the Company, Executive’s separation from employment with the Company or derivative of Executive’s employment, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Separation Agreement and General Release of Claims (this “General Release”). Such released claims include, without limitation, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act ; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; Executive Retirement Income Security Act of 1974 as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; Executive Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the Federal False Claims Act; the Texas Labor Code; (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract, including but not limited to the Employment Agreement, or tort law or public policy or whistleblower claim, having any bearing whatsoever on Executive’s employment by and the termination of Executive’s employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, money or equitable relief or damages of any kind, attorneys’ fees, costs, and/or future wage loss.

It is understood that this General Release is not intended to and does not affect or release (i) any future rights or any claims arising after the date this General Release is executed by Executive, (ii) any payments due to Executive under the terms of the Employment Agreement on account of Executive’s termination of employment, (iii) any rights Executive may have with respect to stock options, restricted stock, stock rights or stock ownership in BG Staffing, Inc. and (iv) any rights of Executive to indemnification, advancement of expenses and/or coverage under director’s and officer’s insurance policies from or maintained by the Company, BG Staffing, Inc. or any of their affiliates.

Executive understands that the consideration provided to Executive under the terms of the Employment Agreement or otherwise does not constitute any admission by the Company that it has violated any law or legal obligation.

Executive agrees, to the fullest extent permitted by law, that Executive will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Released Parties based on any of the claims waived herein occurring up to and including the date of Executive’s signature hereto. The Executive represents and warrants that he will not have done so as of the Effective Date (defined below) of this General Release. Notwithstanding the foregoing agreement, representation and warranty, if Executive violates any of the provisions of this paragraph, Executive agrees to indemnify and hold harmless the Company from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation. This paragraph is not intended to preclude Executive from (1) challenging the knowing and voluntary nature of this General Release; or (2) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any state or municipal equivalent agency.

Executive further agrees to waive his right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on Executive’s behalf arising out of or related to Executive’s employment with and/or separation from employment with the Company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on Executive’s behalf or on behalf of any class of which Executive is a member with respect to any of the claims Executive has waived.

Executive acknowledges and agrees that: (i) after he received a written copy of this General Release, he had adequate opportunity to review it and that he has personally read it; (ii) he fully understand its contents; (iii) he has been advised to consult an attorney before signing it; (iv) he enters into this General Release knowingly, voluntarily and after any consultations with his attorney or other advisor, as he deems appropriate and (v) he has been given at least 21 days from the date of receipt of this General Release to consider all of its terms. Executive fully understands that, by signing below, he is voluntarily giving up any right which he may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.

The terms of this General Release shall not become effective or enforceable until eight days following the date of its execution by Executive, provided that Executive has not revoked his agreement hereto (the “Effective Date”). The Executive may revoke the General Release by notifying the Company in writing (via US Mail to the attention of the Chief Executive Officer, B G Staff Services Inc., 5850 Granite Parkway, Suite 730, Plano, TX 75024, or via fax to (972) 960-6115 or via email to bgarvey@bgsf.com). For Executive’s revocation to be effective, written notice must be received by the Company no later than the close of business on the eighth (8th) day following the date Executive signs this General Release.

The Company’s obligation to provide the benefits described in Section 4.7 of the Employment Agreement, will expire and become null and void, if this General Release is not executed and delivered to the Company via US Mail to Chief Executive Officer, B G Staff Services Inc., 5850 Granite Parkway, Suite 730, Plano, TX 75024, or via fax to (972) 960-6115

or via email to bgarvey@bgsf.com during the twenty-one (21) day review period or if Executive revokes this General Release within the eight-day revocation period following his executing this General Release.

Executive certifies that he does not have in his possession, nor has he failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, materials, equipment or reproductions of any of the aforementioned items and any Confidential Information (as defined in the Non-Disclosure of Confidential Information, Non-Solicitation, Non-Interference and Non-Competition Agreement by and between the Company and Executive effective February 6, 2019 (the “Covenant Agreement”).

Executive further certifies that Executive has complied with all the terms of the Covenant Agreement, and Executive agrees that Executive will comply with all post-termination obligations set forth in the Covenant Agreement.

Executive agrees and covenants that he shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future. This does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to the Company’s Chief Executive Officer.

The Company agrees that it will use reasonable efforts to ensure that its executives do not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Executive, now or in the future. This does not, in any way, restrict or impede the Company from complying with any applicable law, regulation, or listing requirement.

This General Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas, without regard to principles of conflict of laws. If any clause of this General Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release. This General Release is binding on Executive and his representatives, heirs, and assigns.

Please read carefully, as this document includes a release of claims, and is legally-binding.

EXECUTIVE:
_______________________________________
Dan Hollenbach

Date: